                                                                    EXHIBIT 10.1

                       [PHARMACIA CORPORATION LETTERHEAD]

December 17, 2002

Mr. Fred Hassan
Pharmacia Corporation
100 Route 206 North
Peapack, NJ 07977

Dear Fred:

In order to implement the June 18, 2002 resolution of the Board of Directors (the "Board") of Pharmacia Corporation (the "Company"), this letter agreement (the "Agreement") is a restatement effective as of July 13, 2002 of your letter dated November 15, 1999 with Pharmacia & Upjohn (the "Original Agreement"), confirming the terms of your continuing employment as President and Chief Executive Officer of the Company as follows:

1. This Agreement has been in effect since November 15, 1999 and will remain in effect until November 30, 2004, and thereafter until terminated upon six months' prior written notice by either party.

2. During the term of this Agreement, you will serve as President and Chief Executive Officer of the Company. You assumed additional responsibility as Chairman of the Board on February 21, 2001 and you continue to serve as a member of the Board and on the Board's Executive Committee. As President and Chief Executive Officer, you will report directly to the Board and are responsible for the general management of the affairs of the Company in accordance with customary practices for chief executive officers of comparable companies. You will devote substantially all of your business
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Mr. Fred Hassan
December 17, 2002
Page 2


time to your duties and responsibilities with the Company. However, you are not precluded from (i) serving on the board of directors of other companies (subject to the reasonable approval of the Board) and boards of trade associations or charitable organizations; (ii) engaging in charitable activities and community affairs; and (iii) managing your personal investments and affairs provided that such activities do not materially interfere with your duties and responsibilities hereunder.

3. Your beginning annual base salary was $1,200,000, and is subject to annual review for increases and approval by the Compensation Committee of the Board based on your position, job performance and Company policy, as well as consideration of comparable compensation paid by other major global pharmaceutical companies.

4. You are entitled to participate in the Company's annual incentive plan ("Incentive Plan"), the Company's equity compensation plan(s) and any other compensation plans offered to senior executive officers of the Company at a level determined by the Compensation Committee of the Board to be appropriate based on your position, job performance and Company policy, as well as consideration of comparable compensation paid by other major global pharmaceutical companies. Your annual stock option grant under the Company's Long-Term Incentive Plan (the "Plan") will be not less than 250,000 shares of Pharmacia & Upjohn's Common Stock (as set forth in the Original Agreement and as subsequently modified or converted pursuant to the terms of the Plan), provided, however, that this amount shall not imply a target for any such stock option grant.

      For the year 2000: (1) your target incentive award under the Incentive Plan was 100% of your annual base salary, payable in accordance with the terms of that plan;


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Mr. Fred Hassan
December 17, 2002
Page 3


(2) your annual stock option grant under the Plan was 350,000 shares of Pharmacia & Upjohn's Common Stock (as subsequently modified or converted pursuant to the terms of the Plan) and was made at the same time as stock options were granted to other executive officers and was in accordance with the terms of the Plan; and (3) you received a special stock option grant under the Plan on January 3, 2000, for 150,000 shares of Pharmacia & Upjohn's Common Stock (as subsequently modified or converted pursuant to the terms of the Plan) at an exercise price equal to the Fair Market Value (as defined in the Plan) of the Company's Common Stock on the date of grant, which vest in accordance with the schedule set forth below if the average closing price of the Company's Common Stock on the New York Stock Exchange for any 90-day period during your employment reaches the indicated price:

                             CUMULATIVE NUMBER OF
             LEVEL               SHARES VESTED           AVERAGE 90-DAY PRICE
             -----               -------------           --------------------
            Level 1                  30,000            Grant date price plus 15%
            Level 2                  60,000            Level 1 price plus 15%
            Level 3                  90,000            Level 2 price plus 15%
            Level 4                 120,000            Level 3 price plus 15%
            Level 5                 150,000            Level 4 price plus 15%

The stock option grants for the year 2000 have already vested as a result of the Change in Control that occurred on March 31, 2000 following the merger of Pharmacia & Upjohn, Inc. with a subsidiary of the former Monsanto Company, now known as Pharmacia.

      Stock options will vest immediately upon your death or disability, a Change in Control of the Company (as defined in the Plan), your involuntary termination of employment other than for Cause (as defined below), or your termination of employment


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Mr. Fred Hassan
December 17, 2002
Page 4


for Good Reason (as defined below), provided you do not enter into Competition (as defined below) with the Company within two years after your employment is terminated.

5. On the day following your acceptance of the Original Agreement, you received a grant under the Plan of 200,000 restricted shares of Pharmacia & Upjohn's Common Stock (as subsequently modified or converted pursuant to the terms of the Plan), provided, however, that notwithstanding any provisions in the Plan, in consideration of the grant of such restricted shares, you and the Company agree to irrevocably waive the provision of the Plan providing that such restricted stock shall be earned in the event of a Change in Control of the Company. You shall receive all dividends paid on such restricted stock. Notwithstanding the foregoing, such restricted stock will vest either (i) on the first day of the month following your retirement provided such date is not prior to December 1, 2004, (ii) on the date your employment with the Company is terminated on account of your death or disability or is involuntarily terminated by the Company other than for Cause or you terminate your employment for Good Reason (within six months after the event constituting Good Reason), or (iii) on such other date before December 1, 2004, as the Board may elect in its sole discretion. If prior to December 1, 2004, your employment is involuntarily terminated by the Company for Cause or you voluntarily terminate your employment other than for Good Reason, you will forfeit such restricted stock unless otherwise elected by the Board in its sole discretion. However, you will not be required to repay any dividends previously received on such restricted stock.

6. You will receive employee benefits and perquisites at least as favorable as those provided to other similarly situated senior executive officers of the Company, including,


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Mr. Fred Hassan
December 17, 2002
Page 5


without limitation, if offered to such other senior executives, pension, profit-sharing, savings, deferred compensation and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability, life insurance, accidental death, travel accident, vacation and any other benefit programs or plans that may be sponsored by the Company, including any plans that supplement the above-listed plans, whether funded or unfunded. You shall be entitled to post-retirement welfare benefits as are currently made available by the Company to its senior executive officers, provided that for this purpose your period of employment shall be deemed to be the period necessary to obtain the maximum level of such benefits. In the event that adverse tax consequences may result if medical benefits are provided to you directly, the Company will pay you the amount necessary to purchase the coverage, adjusted for taxes, on an after-tax basis.

7. Any termination by the Company or by you shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 28. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) specifies the date of termination which date shall not be less than fifteen (15) nor more than sixty (60) days after the giving of such notice. The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of you or the Company, respectively, hereunder or preclude you or the Company, respectively, from asserting such fact or circumstance in enforcing your or the Company's rights hereunder.


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Mr. Fred Hassan
December 17, 2002
Page 6


8. In the event that prior to November 30, 2004, or such later date prior to the expiration of the term of this Agreement, your employment is involuntarily terminated by the Company other than for Cause (as defined below) or you terminate your employment for Good Reason (as defined below) within six months after your learning of the event constituting Good Reason, provided (i) you do not enter into Competition (as defined below) with the Company for a period of two years following the termination of your employment, and (ii) you execute, and do not revoke, a written release substantially in the form attached hereto, although the Company reserves the right to make any changes required to make the release fully effective under the then applicable law, except that the condition specified in Clause (i) shall not apply if your termination occurs during the two-year period after the consummation of a transaction approved by the stockholders of the Company and described in Section 13(c) or (d) of Pharmacia Corporation's 2001 Long-Term Incentive Plan, such event being hereafter referred to as a "Section 13(c) Change in Control") (and such two-year period being hereinafter referred to as the "CIC Period"), then, as liquidated damages and in lieu of any other damages or compensation under this Agreement or otherwise:

            (i) you shall receive a lump sum severance payment, payable within 60 days (or, if your termination occurs during a CIC Period, within 10 days) after termination of your employment, equal to three years' base salary and annual target incentive compensation (calculated using the amount of your highest annual base salary and highest annual target incentive compensation within three years prior to your date of termination);


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Mr. Fred Hassan
December 17, 2002
Page 7


      (ii) you shall have your period of employment service used to calculate retirement and other employee benefits extended as if you had worked until November 30, 2004 (or such later date when the term of this Agreement expires), and the compensation used to calculate your retirement benefits will be determined as if you had continued to receive until November 30, 2004 (or such later date when the term of this Agreement expires) base salary and incentive compensation equal to the highest annual base salary and highest annual target incentive compensation within three years prior to your date of termination (such amounts to be payable from a non-qualified, supplemental retirement plan);

      (iii) you will be entitled to exercise, in accordance with their terms, any vested or unvested stock options that had been granted prior to your termination (all of which will become vested under such circumstances) for the maximum period permitted under the terms of the Plan;

      (iv) the restrictions shall lapse on any remaining restricted shares granted to you pursuant to paragraph 5 of this Agreement that are not yet vested;

      (v) you will receive a pro-rata annual incentive compensation award in or around March of the year following your termination equal to the amount you would have received if you had worked for the full year multiplied by a fraction where the numerator is the number of months (rounded to the next highest number for a partial month) of the year elapsed prior to your termination and the denominator is 12, except that if your termination occurs during a CIC Period any such awards which have become vested under the terms of the Annual Incentive Plan or the Operating Committee Incentive Plan shall be payable within 10 days after the termination of your employment;


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Mr. Fred Hassan
December 17, 2002
Page 8


      (vi) you and your dependents shall continue to participate (with the same level of coverage) for three years in all medical, dental, hospitalization, accident, disability, life insurance and any other benefit plans of the Company on the same terms as in effect immediately prior to your termination unless changed for senior executives generally; provided, however, that such benefits will be offset to the extent that you or your dependents receive benefits from another source; and, provided that in the event adverse tax consequences may result if medical benefits are provided to you directly, the Company will pay you the amount necessary to purchase the coverage, adjusted for taxes, on an after-tax basis.

      (vii) you shall be entitled to outplacement services, at the expense of the Company, from a provider selected by you, subject to a maximum expense of $100,000; and

      (viii) you shall be entitled to participate in the Company's Financial Planning Assistance program for three (3) consecutive years from the date of termination in accordance with the policies of the Company as in effect immediately prior to the Change in Control; and

      (ix) you shall receive any other amounts earned, accrued or owing to you under the plans and programs of the Company.

9. In addition to any other payments due to you under this Agreement, the Company shall pay you any amounts due under the terms of the Company's Excess Parachute Indemnity Plan.

10. In the event that, prior to November 30, 2004 or such later date when the term of this Agreement expires, your employment is (a) involuntarily terminated by the Company


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Mr. Fred Hassan
December 17, 2002
Page 9


for Cause, or (b) you voluntarily terminate your employment other than (x) for Good Reason or (y) due to permanent disability:

      (i) you will forfeit your right to receive any salary, incentive compensation, severance pay, restricted stock, or other compensation that has not been fully earned at the time your employment terminates, provided, however, you will be entitled to receive any benefits or amounts accrued but not yet paid as of the date of termination;

      (ii) you will not be able to exercise any remaining unexercised stock options, all of which shall be cancelled upon such termination of your employment; and

      (iii) you shall receive any other amounts earned, accrued or owing to you under the plans and programs of the Company.

11. (a) If your employment with the Company is terminated (i) at the expiration of this Agreement, or (ii) on account of disability, the Company will pay you the greater of (I) the amount of (A) qualified and non-qualified retirement income you would have been entitled to receive under the American Home Products Corporation ("AHP") retirement benefit formula in effect at the time you left AHP if you had remained employed by AHP until the later of (x) your attainment of age 55, or (y) the date your employment with the Company terminates, and if AHP had paid you the same compensation as you received from the Company, less
(B) the amount of any qualified or non-qualified retirement income you are actually entitled to receive from AHP; or (II) the amount of retirement income you would be entitled to receive under the Company's Global Officer Pension Plan (or any other retirement plan hereafter provided by the Company for its senior executive officers) using your actual years of service and


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Mr. Fred Hassan
December 17, 2002
Page 10


compensation with the Company and a straight line accrual rate from the date your employment with the Company commenced until age 60 to provide a retirement benefit at age 60 equal to 60% of the highest annual base salary and highest annual target incentive compensation you received within the three prior years ("Highest Annual Total Compensation") and an annual 1% accrual rate from age 60 to age 65 to provide a retirement benefit at age 65 equal to 65% of your Highest Annual Total Compensation, which will be your maximum retirement benefit under the plan.

      (b) If prior to November 30, 2004, or such later date prior to the expiration of the term of this Agreement, your employment is involuntarily terminated by the Company other than for Cause or you terminate your employment for Good Reason (within six months after your learning of the event constituting Good Reason), the Company will pay you the greater of (i) the amount of (A) qualified and non-qualified retirement income you would have been entitled to receive under the AHP retirement benefit formula in effect at the time you left AHP if you had remained employed by AHP until the later of (x) your attainment of age 55, or (y) the date your employment with the Company terminates and if AHP had paid you the same compensation as you received from the Company, less
(B) the amount of any qualified or non-qualified retirement income you are actually entitled to receive from AHP; or (ii) the amount of retirement income you would be entitled to receive under the Company's Global Officer Pension Plan (or any other retirement plan hereafter provided by the Company for its senior executive officers) computed using as your period of service the number of years that you would have been employed by the Company had you remained employed by the Company until November 30, 2004 (or such later date when the term of this Agreement


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Mr. Fred Hassan
December 17, 2002
Page 11


expires) and a straight line accrual rate from the date your employment with the Company commenced until age 60 to provide a retirement benefit at age 60 equal to 60% of your Highest Annual Total Compensation and an annual 1% accrual rate from age 60 to age 65 to provide a retirement benefit at age 65 equal to 65% of your Highest Annual Total Compensation, which will be your maximum retirement benefit under the plan.

      (c) If you voluntarily terminate your employment with the Company other than for Good Reason, or if the Company terminates your employment for Cause, the Company will pay you the greater of (i) the amount of (A) qualified and non-qualified retirement income you would have been entitled to receive under the AHP retirement benefit formula in effect at the time you left AHP if you had remained employed by AHP until the date your employment with the Company terminates and if your compensation in effect at the time you left AHP had increased at a 5% compounded rate annually, less (B) the amount of any qualified or non-qualified retirement income you are actually entitled to receive from AHP; or (ii) the amount of retirement income you are entitled to receive under the Company's Global Officer Pension Plan (or any other retirement plan hereafter provided by the Company for its senior executive officers) using your actual years of service and Highest Annual Total Compensation.

      (d) The Company's Global Officer Pension Plan is not qualified under the U.S. Internal Revenue Code. All references to the Global Officer Pension Plan refer to provisions as they exist on the date of this Agreement. Modification to the Global Officer Pension Plan may increase your entitlements, but shall not be used to reduce or eliminate any entitlements. Your entitlement to pension benefits remain contractual rights under this Agreement and exist independently from the Global Officer Pension


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Mr. Fred Hassan
December 17, 2002
Page 12


Plan. The benefits payable under the Company's Global Officer Pension Plan will be offset for any retirement income from social security or other governmental programs and for any retirement income from any prior employers, that you may be entitled to receive.

      (e) If you die while employed by the Company or thereafter under circumstances in which (i) a spousal survivor's benefit would have been payable under the AHP retirement plans had you continued employment with AHP, and/or
(ii) a spousal survivor's benefit becomes payable under the Company's Global Officer Pension Plan or any other retirement plans of the Company under which you are covered, then the benefit payable by the Company to your surviving spouse shall be the greater of (i) the amount which would have been payable as a spousal survivor's benefit under the AHP retirement plans had you continued employment with your AHP, or (ii) the amount payable as a spousal survivor's benefit under the Global Officer Pension Plan or any other retirement plans of the Company, with each such amount being calculated in accordance with the assumptions described in and offsets corresponding to those provided for in this paragraph 11, whichever is applicable to the circumstances of the termination of your employment with the Company.

      (f) For the purpose of the foregoing calculations, alternative forms of benefits will be made actuarially equivalent using the actuarial assumptions then applied to all senior executive officers under the Company's Global Officer Pension Plan (or any successor plan).

      (g) Upon termination of your employment, the Company shall fund that portion, if any, of the pension obligation that is then unfunded by establishing a trust. Such trust shall be in a form that provides you with the most favorable tax position that


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Mr. Fred Hassan
December 17, 2002
Page 13


reasonably can be determined at the time it is established and funded. The formation of such trust or funding thereof shall not cause the pension obligation, it if is deemed to be a plan under ERISA, to lose its status as a "top hat plan" thereunder. The trust shall provide for distribution of amounts to you in order to pay taxes, if any, that become due prior to payment of pension amounts pursuant to the trust. The amount of such fund shall equal the then present value of the pension due as determined by a nationally recognized firm qualified to provide actuarial services which has not rendered services to the Company during the two years preceding such determination. The establishment and funding of such trust shall not affect the obligation of the Company to provide the pension hereunder.

12. In the event you should terminate employment due to disability prior to November 30, 2004, you will be entitled to benefits in accordance with the Company's disability program, provided, however, that notwithstanding any other levels that may be provided under such program, you shall receive salary continuation at the rate of at least 100% of base salary for three months, 75% of base salary for the next three months, and 60% of base salary until age 65 and you shall receive any other amounts earned, accrued or owing to you under the plans and programs of the Company, including any awards which become fully vested upon your disability under the Company's Cash Long-Term Incentive Plan and Long-Term Share Unit Performance Plan.

13. In the event you should die while still employed by the Company prior to November 30, 2004, your spouse or other beneficiary shall receive a lump sum payment equal to three years' base salary offset by any death benefits payable under the Company's life insurance plans under which you are covered and any other amounts


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Mr. Fred Hassan
December 17, 2002
Page 14


earned, accrued or owing to you under the plans and programs of the Company, including any awards which become fully vested upon your death under the Company's Cash Long-Term Incentive Plan and Long-Term Share Unit Performance Plan. If, however, your employment is terminated by reason of death after a Notice of Termination has been given either by you for Good Reason or by the Company other than for Cause, the Company shall, in lieu of the amounts set forth in the preceding sentence, pay to your legal representatives in one lump sum the amounts specified in Section 8(i),(v) and (vi) and any other amounts earned, accrued or owing to you under the plans and programs of the Company.

14. You are authorized to incur reasonable expenses in carrying out your duties and responsibilities with the Company, and the Company shall promptly reimburse you for all business expenses in accordance with Company policy. The Company shall pay your reasonable expenses for legal counsel and financial advice in connection with the negotiation and documentation of this Agreement. In an effort to make best use of your time and to insure your safety and security for the benefit of the Company, you will be provided with use of the Company's aircraft and a chauffeured automobile. You will receive annual assistance from an independent accounting firm selected by the Company but acceptable to you, at Company expense, for financial planning, including preparation of your income tax returns.

15. To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks, copyrights and trade secrets) which are made, developed or acquired by you in the course of your employment with the Company will be and remain the absolute property of the Company.


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Mr. Fred Hassan
December 17, 2002
Page 15


16. During the period of your employment and thereafter, you will maintain the confidentiality of all confidential or proprietary information relating to the business of the Company or any of its subsidiaries or affiliates provided, however, that you may disclose such information as (i) may be required or appropriate in carrying out your duties at the Company, or (ii) may be required for you to disclose by applicable law, governmental regulations or judicial or regulatory process.

17. Without the written consent of the Board, you agree that during the period of your employment with the Company and for a period of two years following the termination of your employment, you will not enter into Competition with the Company. "Competition" as used in this Agreement means that you commence employment with, or provide substantial consulting services to, any pharmaceutical company (except companies where sales from pharmaceutical products constitute less than 20% of total sales). Anything herein to the contrary notwithstanding, your service solely as a member of the board of directors of a company whose annual sales, for its last fiscal year prior to your becoming a member of its board of directors, are less than $100 million shall not be deemed to be Competition for purposes of this Agreement. For purposes of the preceding sentence, if a company is a subsidiary of another company, the sales of both companies shall be taken into account. Notwithstanding any other provision in this Agreement, in any equity grant agreement or any other agreement or plan covering you, all of the non-competition restrictions imposed on you under this Agreement, any equity award agreement or any other agreement or plan covering you, including, but not limited to, direct restrictions on employment with other companies and any potential forfeiture of compensation or benefits (including, but not limited to, separation benefits and equity compensation), shall


                                       15
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Mr. Fred Hassan
December 17, 2002
Page 16


cease to apply for all purposes upon your termination of employment for any reason during a CIC Period.

18. Without the written consent of the Board, you agree that during the period of two years following the termination of your employment for any reason(s) other than by the Company without Cause or by you for Good Reason, you will not knowingly solicit or encourage the solicitation of any person who was an elected officer of the Company or a member of the Company's Operations Group (or its equivalent successor) at any time during your employment with the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. This covenant will not preclude the solicitation of any individual after 18 months have elapsed subsequent to the date on which such individual's employment or engagement by the Company has terminated and will not preclude your providing a standard reference for a Company employee if requested to do so by a third party.

19. To the fullest extent permitted by applicable law, the Company will, during and after termination of your employment, indemnify you (including providing advancement of reasonable expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by you in connection with the defense of any lawsuit or other claim to which you are made, or threatened to be made, a party by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates. In addition, you will be covered under any directors and officers' liability insurance policy for your acts (or non-acts) as an officer or director of the Company or any of its subsidiaries or affiliates to the extent the Company provides such coverage for its senior executive officers for a period of 5 years following


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Mr. Fred Hassan
December 17, 2002
Page 17


any termination of your employment other than for Cause or for such longer period of limitations that may apply to any claim.

20. Any disputes arising under or in connection with this Agreement shall, unless other arrangements are agreed upon in writing by you and the Company, be resolved by binding arbitration to be held in New York, New York, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Each party shall bear his or its own costs of the arbitration or litigation, including (but not by way of limitation) his or its attorneys' fees. If, however, any dispute arises relating to your rights or obligations as a result of the occurrence of a
Section 13(c) Change in Control, the Company shall pay you any such costs unless the Company is determined to have substantially prevailed on all material claims.

21. In the event of termination of your employment with the Company, you will immediately, unless otherwise requested by the Board, resign from all directorships, trusteeships, offices, employment and any other positions held at that time with the Company or any of its subsidiaries or affiliates.

22. For purposes of this Agreement, "Cause" means (i) a material breach by you of your duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or (ii) your


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Mr. Fred Hassan
December 17, 2002
Page 18


conviction of a felony which is materially and demonstrably injurious to the Company as determined in the sole discretion of the Board. Furthermore, no termination by the Company for Cause shall become effective without your being given a written explanation of the basis for the termination and a hearing before the Board. If your employment is terminated during a CIC Period the cessation of your employment shall not be deemed for Cause unless and until the Company has delivered to you a copy of a resolution duly adopted by not less than 75% of the entire Board (excluding you if you are a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth above has occurred and specifying the particulars thereof in detail.

23. For purposes of this Agreement, "Good Reason" means that, without your consent, (i) your rate of annual base salary, the target amount of your annual cash incentive bonus or, if applicable, any other benefits under any long-term incentive plan are reduced in a manner that is not applied proportionately to all other senior executive officers of the Company, (ii) the Company (or such successor to the Company following a Change in Control) fails to retain you as President and Chief Executive Officer, (iii) there is a change in reporting so that you no longer report to the Board, (iv) the Company fails to nominate you for election to the Board, (v) the Board fails to elect you Chairman of the Board by the date of the Annual Meeting of Shareholders in 2001, and at all times subsequent thereto, provided, however, that this provision shall not apply to a successor to the Company following a Change in Control unless the Chairman of the Board of the successor company serves in an executive capacity, (vi) there is a material


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Mr. Fred Hassan
December 17, 2002
Page 19


diminution in your duties, or the assignment to you of duties which are materially inconsistent with your duties or materially impair your ability to function as the Chairman, President and Chief Executive Officer of the Company or, during a CIC Period, the Company assigns to you any duties materially inconsistent with your title, position, status, reporting relationships, authority, duties or responsibilities as they existed immediately prior to such CIC Period, or any other action by the Company which results in a diminution in such title, position, status, reporting relationships, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you, (vii) the Company terminates your employment other than as expressly permitted by this Agreement, (viii) during a CIC Period, the Company fails to keep in effect any employee benefit plan in which you are participating immediately prior to such CIC Period or provide benefits to you that are substantially equivalent, (ix) the relocation of the Company's principal office, or your own office location as assigned to you by the Company, to a location more than 75 miles from Peapack, New Jersey that has not been approved by you in advance or during a CIC Period, you are required to relocated more than fifty (50) miles within the state where you maintain your office immediately prior to such relocation or your principal office is relocated to a different state or you are required to materially increase your business travel; or (xi) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor (or subsidiary or affiliate thereof) to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.


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Mr. Fred Hassan
December 17, 2002
Page 20


24. The obligation of the Company to make any payments provided for hereunder and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced (except as otherwise specifically provided herein) whether or not you obtain other employment.

25. In the event of any change in the outstanding shares of the Company's Common Stock (including any increase or decrease in such shares) by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, the Compensation Committee of the Board shall make such substitution or adjustment, if any, as it reasonably deems to be equitable to the number or kind of shares of Common Stock provided for in this Agreement.

26. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, U.S.A.

27. (a) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.

Mr. Fred Hassan
December 17, 2002
Page 21


      (b) This Agreement shall not be terminated by any merger, consolidation, or transfer of assets referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

      (c) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, the liabilities, obligations, and duties of the Company hereunder.

      (d) This Agreement shall inure to the benefit of, and be enforceable by or against, you or your personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees. None of your rights or obligations under this Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or operation of law. If you should die while any amounts or benefits have been accrued by you but not yet paid as of the date of your death and which would be payable to you hereunder had you continued to live, all such amounts and benefits unless otherwise provided herein shall be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by you to receive such amounts or, if no such person is so appointed, to your estate.

28. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


                                       21
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Mr. Fred Hassan
December 17, 2002
Page 22


                           If to you:

                           Pharmacia Corporation
                           100 Route 206 North
                           Peapack, New Jersey 07977

                           Telecopy Number: (908) 901-7700
                           Attention: Fred Hassan

                           If to the Company:

                           Pharmacia Corporation
                           100 Route 206 North
                           Peapack, New Jersey 07977

                           Telecopy Number: (908) 901-7700
                           Attention: Senior Vice President Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

29. No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is specifically agreed to in writing signed by both you and an authorized officer of the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

30. This Agreement may be executed by the parties in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one


                                       22
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Mr. Fred Hassan
December 17, 2002
Page 23


and the same instrument, and all signatures need not appear on any one counterpart. A faxed signature of a party which is a reproduction of a genuine signature of that party shall be conclusive evidence of execution of this Agreement by that party.

31. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, other than prior written interpretations of provisions of this Agreement that have been in effect since November 15, 1999 and have not been subsequently modified.

32. You acknowledge that you have been advised to review the terms of this Agreement with an attorney of your choosing, and that you have had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with your counsel, the reasonable expenses of which will be reimbursed by the Company.

                                                     Very truly yours,


                                                     /s/ Frank C. Carlucci
                                                     ---------------------
                                                     Frank C. Carlucci

I accept the terms set forth in this letter and will serve in the capacity, for the duration and under the conditions stated herein:


/s/ Fred Hassan
--------------------------
Fred Hassan
Date: December 17, 2002


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